UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2013 (August 7, 2013)

MID-AMERICA APARTMENT COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Tennessee	001-12762	62-1543819
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6584 Poplar Avenue, Memphis, Tennessee	38138
(Address of principal executive offices)	(Zip Code)

(901) 682-6600
(Registrant's telephone number, including area code) (Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement

On August 7, 2013, Mid-America Apartments, L.P. (the “Borrower”), the operating partnership of Mid-America Apartment Communities, Inc. (“MAA”), entered into a $500 million unsecured Amended and Restated Credit Agreement (the “Agreement”). The Agreement is scheduled to mature on August 7, 2017, and provides for an extension to February 7, 2018 at the Borrower’s option, subject to the satisfaction of certain conditions, and may be prepaid in whole or in part without penalty at any time. Amounts borrowed under the Agreement will bear interest at a variable rate based upon, at the Borrower’s option, a base rate or one-, two-, three- or six-month LIBOR, plus a spread based upon the Borrower’s and MAA’s investment grade rating. The Agreement also contains an accordion feature, which allows the Borrower to increase the total amount unsecured indebtedness under the Agreement to $800 million.

KeyBank National Association serves as the Administrative Agent with Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A. serving as Co-Syndication Agents. KeyBanc Capital Markets, Wells Fargo Securities, LLC and J.P. Morgan Securities LLC served as Joint Lead Arrangers with Regions Bank and UBS Securities LLC serving as Co-Documentation Agents. Lenders include KeyBank National Association, Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A., Regions Bank, UBS AG, Stamford Banch, Bank of Montreal, Chicago Branch, Fifth Third Bank, PNC Bank, National Association, Citibank, N.A., U.S. Bank National Association, First Tennessee Bank National Association, Branch Banking & Trust Company, Capital One, N.A., and Synovus Bank.

MAA has agreed and certain subsidiaries of MAA may agree to guarantee the Borrower’s obligations under the Agreement.

The Agreement contains various affirmative and negative covenants usual and customary for financings generally and also contains financial covenants that, among other things, require certain unencumbered, total and secured leverage ratios, minimum unencumbered interest coverage ratios, adjusted consolidated EBITDA to consolidated fixed charges and minimum consolidated tangible net worth, and if the Borrower breaches any of these covenants, or fails to pay interest or principal on the loans when due, the lenders could accelerate the due date of the entire amount borrowed. The Agreement also contains other events of default, which would entitle the lenders to accelerate the due date of the amount borrowed, including, among others, change in control events, defaults under certain other obligations of the Borrower, MAA, or any of their respective subsidiaries, and insolvency or bankruptcy events.

The Borrower intends to use the loan proceeds to refinance existing credit facilities, finance acquisitions and developments, and for general working capital purposes.

The foregoing description of certain terms of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01.         Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement, dated as of August 7, 2013, by and among Mid-America Apartments, L.P., as Borrower, and KeyBank National Association, the other lenders which are parties to this agreement and other lenders that may become parties to this agreement, KeyBank National Association, as Administrative Agent, Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, KeyBanc Capital Markets, Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Regions Bank and UBS Securities LLC, as Co-Documentation Agents

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MID-AMERICA APARTMENT COMMUNITIES, INC.

Date: August 9, 2013	By:	/s/Albert M. Campbell, III
Albert M. Campbell, III
Executive Vice President and Chief Financial Officer,
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement, dated as of August 7, 2013, by and among Mid-America Apartments, L.P., as Borrower, and KeyBank National Association, the other lenders which are parties to this agreement and other lenders that may become parties to this agreement, KeyBank National Association, as Administrative Agent, Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, KeyBanc Capital Markets, Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Regions Bank and UBS Securities LLC, as Co-Documentation Agents